Ex. 5.1

                                 August 22, 2001

The Board of Directors
HIV-VAC, Inc.
12 Harben Court
Collingwood, Ontario, Canada L9Y 4L8

                  Re: HIV-VAC, Inc. Registration Statement on Form SB-2

Gentlemen:

         You have requested our opinion with respect to the public offering for resale by certain shareholders of HIV-VAC, Inc., a Nevada corporation (the "Company"), pursuant to a Registration Statement (the "Registration Statement") on Form SB-2, under the Securities Act of 1933, as amended (the "Act"), of up to 25,000,000 shares of common stock (the "Shares"), $.001 par value per share.

         We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of appropriate state and local officials, and upon certificates of executive officers and responsible employees and agents of the Company.

         Based upon the foregoing, it is our opinion that the Shares being offered in the above-captioned offering, when sold and issued in accordance with the terms of such offering, will be validly issued, fully paid and non-assessable.

                                                  Very truly yours,

                                                  /s/ Bondy & Schloss LLP
                                                  Bondy & Schloss LLP